Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-250941) and related Prospectus of Illumina, Inc. for the registration of shares of its common stock and contingent value rights and to the incorporation by reference therein of our reports dated February 10, 2020, with respect to the consolidated financial statements of Illumina, Inc., and the effectiveness of internal control over financial reporting of Illumina, Inc., included in its Annual Report (Form 10-K) for the year ended December 29, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 5, 2021